Exhibit 16.1

March 25, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 24, 2009, of Telular Corporation and are in agreement with the statements contained in Item 4.01a therein. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01b.

/s/ Ernst & Young LLP